SUB-ADVISORY AGREEMENT

Franklin Fund Allocator Series

Franklin Advisers, Inc.

K2/D&S Management Co., L.L.C.

This SUB-ADVISORY AGREEMENT (the “Agreement”), made as of February 5, 2016, by and between FRANKLIN ADVISERS, INC. (“FAV”), a California corporation, and K2/D&S MANAGEMENT CO., L.L.C. (“K2”), a Delaware limited liability company.

WITNESSETH

WHEREAS, FAV and K2 are under the common control of Franklin Resources, Inc.;

WHEREAS, FAV and K2 are each registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), as amended, and engaged in the business of providing investment management services, as an independent contractor;

WHEREAS, FAV, pursuant to an Investment Management Agreement (the “Investment Management Agreement”), made between Franklin Fund Allocator Series, a Delaware statutory trust (the “Trust”), and Franklin, serves as the investment manager to Franklin NextStep Conservative Fund, Franklin NextStep Moderate Fund and Franklin NextStep Growth Fund (each, a “Fund,” and together, the “Funds”), each a series of the Trust.

WHEREAS, FAV desires to retain K2 to render investment advisory, research and related services to each Fund pursuant to the terms and provisions of this Agreement, and K2 is interested in furnishing said services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.         FAV hereby retains K2 and K2 hereby accepts such engagement, to furnish certain investment advisory services with respect to the investment portfolio of each Fund, as more fully set forth herein.

            (a)        Subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of FAV, K2 agrees to provide certain investment advisory services with respect to securities and investments and cash equivalents for the Fund.  FAV will continue to have full responsibility for all investment advisory services provided to the Fund, including determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the investment securities within the Fund should be exercised.

            (b)        Both FAV and K2 may place purchase and sale orders on behalf of a Fund.

            (c)        Unless otherwise instructed by FAV or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FAV or the Board, K2 shall report daily all transactions effected by K2 on behalf of each Fund to FAV and to other entities as reasonably directed by FAV or the Board.

            (d)       For the term of this Agreement, K2 shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of each Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. Any team members shall also be available to attend such meetings of the Board as the Board may reasonably request.

            (e)        In performing its services under this Agreement, K2 shall adhere to each Fund’s investment objectives, policies and restrictions as provided in the Fund’s Prospectus and Statement of Additional Information, and in the Trust’s Agreement and Declaration of Trust, and to the investment guidelines most recently established by FAV and shall comply with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) thereunder in all material respects.

            (f)        In carrying out its duties hereunder, K2 shall comply with all reasonable instructions of a Fund or FAV in connection therewith.  Such instructions may be given by letter, e-mail, telex, telefax or telephone confirmed in writing.

            (g)        FAV shall be responsible for the distribution to the Trust of a copy of Part II of K2’s Form ADV, as may be required under U.S. federal securities laws.

(h)        K2 agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940 (the “Investment Company Act”), K2 hereby agrees that any records that it maintains for a Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request, provided that K2 may keep a copy of such records.  K2 further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the Investment Company Act for the periods prescribed by Rule 31a-1 under the Investment Company Act.

2.         In performing the services described above, K2 shall use its best efforts to obtain for each Fund the most favorable price and execution available.  Subject to prior authorization of appropriate policies and procedures by the Board, K2 may, to the extent authorized by law and in accordance with the terms of the Investment Management Agreement and a Fund’s Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker, viewed in terms of either the particular transaction or K2’s overall responsibilities with respect to accounts managed by K2.  K2 may use for the benefit of its other clients any such brokerage and research services that K2 obtains from brokers or dealers. To the extent authorized by applicable law, K2 shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

3.         (a)        With respect to each Fund, FAV shall pay to FTIC a monthly fee, calculated daily, at the annual rate of 15% of the Net Investment Advisory Fee, which is defined as (i) 96% of an amount equal to the total investment management fee payable to FAV by the Fund, minus any Fund fees and/or expenses waived and/or reimbursed by FAV, minus (ii) any fees payable by FAV to Franklin Templeton Services, LLC for fund administrative services.

The subadvisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by FAV relating to the previous month.

            (b)        If this Agreement is terminated as to a Fund prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4.         It is understood that the services provided by K2 are not to be deemed exclusive.  FAV acknowledges that K2 may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as a Fund (collectively, “Clients”).  FAV agrees that K2 may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to a Fund.  In providing services, K2 may use information furnished by others to K2 and FAV in providing services to other such Clients.

5.         K2 agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

6.         During the term of this Agreement, K2 will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for a Fund.  Each Fund and FAV will be responsible for all of their respective expenses and liabilities.

7.         K2 shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAV or a Fund in any way, or in any way be deemed an agent for FAV or the Funds.

8.         K2 will treat confidentially and as proprietary information of a Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where K2 may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

9.         This Agreement shall become effective as of the date first written above and shall continue in effect for two years.  If not sooner terminated, this Agreement will continue in effect for successive periods not exceeding 12 months each thereafter so long as each such continuance as to a Fund is specifically approved at least annually either:  (a) by the Trustees of the Trust; or (b) a vote of a majority of the outstanding voting securities of the Fund, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act ) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.  Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund (as defined in Rule 18f‑2(h) under the Investment Company Act) votes to approve this Agreement or its continuance.

10.       (a)        Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, by:  (i) FAV, or the Trustees of the Trust, or a majority of the outstanding voting shares of the Fund, upon not less than sixty (60) days’ written notice to FAV and K2; or (ii) FAV or K2 upon not less than sixty (60) days’ written notice to the other party.

            (b)        This Agreement shall terminate automatically with respect to a Fund in the event of any transfer or assignment thereof, and in the event of any act or event that terminates the Investment Management Agreement.

11.       (a)        Except as may otherwise be provided by the Investment Company Act or the Advisers Act, in the absence of willful misfeasance, bad faith or gross negligence on the part of K2, or reckless disregard of its obligations and duties hereunder, neither K2 nor its officers, directors, employees, agents or affiliates shall be subject to any liability to FAV, the Trust or any Fund or to any shareholder of any Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

            (b)        Except as may otherwise be provided by the Investment Company Act or the Advisers Act, in the absence of willful misfeasance, bad faith or gross negligence on the part of K2, or reckless disregard of its obligations and duties hereunder, FAV agrees to indemnify K2 and its officers, directors, employees, agents or affiliates to the fullest extent permitted by law and to save and hold them harmless from and against any loss, liability, damage, cost, or expense (including attorneys’ and accountants’ fees and expenses incurred in defense of any demands, claims, or lawsuits whether judicial, administrative, investigative, or otherwise) actually and reasonably incurred arising from any act or omission in the course of, or connected with, rendering services hereunder.

            (c)        Except as may otherwise be provided by the Investment Company Act or the Advisers Act, in the absence of willful misfeasance, bad faith or gross negligence on the part of FAV, or reckless disregard of its obligations and duties hereunder, to the extent that FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to a Fund or any shareholder (a “liability”) for any acts undertaken by K2 pursuant to authority delegated as described in Paragraph 1(a), K2 agrees to indemnify FAV and its officers, directors, employees, agents or affiliates to the fullest extent permitted by law and to save and hold them harmless from and against any loss, liability, damage, cost, or expense (including attorneys’ and accountants’ fees and expenses incurred in defense of any demands, claims, or lawsuits whether judicial, administrative, investigative, or otherwise) actually and reasonably incurred arising from any act or omission in the course of, or connected with, rendering services hereunder.

            (d)       No provision of this Agreement shall be construed to protect any director or officer of FAV or K2 from liability in violation of Sections 17(h) or (i), respectively, of the Investment Company Act.

12.       Upon termination of K2’s engagement under this Agreement with respect to a Fund, or at the direction of the Fund, K2 shall forthwith deliver to the Fund, or to any third party at the Fund’s direction, all records, documents and books of accounts which are in the possession or control of K2 and relate directly and exclusively to the performance by K2 of its obligations under this Agreement; provided, however, that K2 shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case K2 shall provide the Fund or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

13.       Termination of this Agreement or K2’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

14.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect.  Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

15.       Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery, pre-paid registered mail or nationally-recognized overnight delivery service and shall be effective upon receipt.  Notices and communications shall be given:

                        (i)         to FAV:

Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, California  94403

              Attn:  General Counsel

 (ii)       to K2:

K2/D&S Management Co., L.L.C.

            300 Atlantic Street, 12th Floor

            Stamford, Connecticut  06901

  Attn:  Legal;  notices@k2advisors.com

16.       This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

17.       K2 acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust.  K2 agrees that the Trust’s obligations hereunder, or in connection with the matters contemplated herein with respect to a Fund, shall be limited to the assets of the particular Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and that K2 shall not seek satisfaction of any such obligation from any shareholders of the Trust or any Fund, or from any trustee, officer, employee or agent of the Trust, or from any other series of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By: /s/ Edward B. Jamieson

Name: Edward B. Jamieson

Title:   President

K2/D&S MANAGEMENT CO., L.L.C.

By: /s/ Benjamin C. Browning

Name: Benjamin C. Browning

Title:   Director of Business Strategies